SI FINANCIAL GROUP, INC. ANNOUNCES CASH DIVIDEND

Willimantic, Connecticut—January 28, 2015.  The Board of Directors of SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI) has declared a cash dividend on the Company’s outstanding shares of common stock.  The dividend of $0.04 per share will be paid on or about February 23, 2015 to stockholders of record as of the close of business on February 4, 2015.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company.  Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut.

CONTACT:

Catherine R Pomerleau
Executive Assistant / Investor Relations Administrator
Phone:  (860) 456-6514 / Email:  investorrelations@banksi.com